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                                                                     EXHIBIT 4.2

                         FIRST SOUTHERN BANCSHARES, INC.

                           CERTIFICATE OF DESIGNATION

                      OF THE PREFERENCES AND RIGHTS OF THE

                            SERIES B PREFERRED STOCK

                            PAR VALUE $0.01 PER SHARE

      The undersigned President and Secretary of First Southern Bancshares, Inc., a Delaware corporation (the "Corporation"), certify that, pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on July 30, 2001 duly adopted the following resolutions creating the Series B Preferred Stock of the Corporation:

      WHEREAS, Article VII.B. of the Corporation's Certificate of Incorporation, as amended, authorizes the issuance by the Corporation of one or more series of preferred stock, par value $0.01 per share, by the Corporation.

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article VII.B. of the Certificate of Incorporation and the Bylaws of the Corporation, the Board of Directors hereby creates a series of preferred stock, which shall have the following rights, preferences, and limitations:

      1. Designation and Number of Shares. The Corporation shall be authorized to issue Fifty Six Thousand (56,000) shares of preferred stock, which is hereby designated as the Series B Preferred Stock, par value $0.01 per share (the "Series B Stock").

      2.    Dividends.

      (a) Prior to July 31, 2004, the holders of record of shares of Series B Stock shall be entitled to receive dividends thereon at a rate of $1.32 per share per annum, payable out of funds of the Corporation legally available therefor, as and when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"). A holder of Series B Stock may elect to receive such dividends payable in cash or in Common Stock, with such shares of Common Stock valued at a price equal to 85% of the Corporation's Book Value Per Adjusted Share (as defined below) as of the calendar quarter end prior to the declaration of such dividends; provided, however, that the total number of shares of common stock issued as dividends for both the Series A and Series B preferred stock and upon conversion of the Series B preferred stock may not exceed 250,000 shares of common stock without the prior approval of the holders of common stock. "Book Value Per Adjusted Share" means (i) the Corporation's (A) total assets, minus (B) total liabilities; divided by (ii) the sum of (A) the outstanding shares of the Corporation's Series A preferred stock, par value


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$0.01  per  share  (the  "Series  A  Stock")  multiplied  by four,  plus (B) the outstanding  shares of Common Stock,  plus (C) any  additional  shares of Common
Stock which would be outstanding assuming the conversion of the Series B preferred stock and any other securities convertible into or exchangeable for shares of Common Stock issued by the Corporation, except for employee stock options and stock bonuses in an amount up to 8% of total outstanding shares of Common Stock. Book Value Per Adjusted Share shall be computed in accordance with generally accepted accounting principles, consistently applied, as determined by the independent accountants then engaged by the Corporation, whose determination of Book Value Per Adjusted Share shall be binding and conclusive.

      (b) On and after July 31, 2004, the holders of record of shares of Series B Stock shall be entitled to receive dividends thereon at $3.36 per share per annum payable out of funds of the Corporation legally available therefor, as and when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common Stock of the Corporation. A holder of Series B Stock may elect to receive such dividends payable in cash or in Common Stock of the Corporation, with such shares of Common Stock valued at a price equal to 85% of the Corporation's Book Value Per Adjusted Share as of the calendar quarter end prior to the declaration of such dividends; provided, however, that the total number of shares of common stock issued as dividends for both the Series A and Series B preferred stock and upon conversion of the Series B preferred stock may not exceed 250,000 shares of common stock without the prior approval of the holders of common stock.

      (c) The dividends on the Series B Stock shall be payable semi-annually, but only to the extent funds are legally available and the Corporation and its wholly-owned subsidiary will remain in compliance with minimum regulatory capital requirements after the payment of such dividends. Dividends shall be cumulative, so that if the Corporation fails in any fiscal year to pay such dividends on all of the issued and outstanding Series B Stock, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the common shares.

      (d) The Corporation shall not declare any cash dividends on the Common Stock unless after the payment of such cash dividends, the Corporation and its wholly owned subsidiaries will meet minimum regulatory capital requirements, and the directors of the Corporation have a good faith belief that sufficient capital will remain after the dividend to meet the Corporation's obligations to redeem the Series B Stock in accordance with paragraph 6 hereof.

      3.    Liquidation Priority of Series B Stock.

      (a) The shares of Series B Stock shall rank equally with the shares of the Series A Stock, and shall be preferred over the shares of the Common Stock (including in all cases where such shares are referred to herein, any other shares of the capital stock of the Corporation into which they may be reclassified or changed) and any other capital stock of the Corporation ranking junior to the Series B Stock (the "Junior Stock") upon liquidation, dissolution or winding up of the Corporation, as to

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assets so that in the event of any liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, the holder of each share of the Series B Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of the Junior Stock, an amount equal to $22.00 per share of Series B Stock, plus any previously accrued dividends thereon to the date fixed for distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of any capital stock ranking on a par with the Series B Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then the holders of shares of this Series B Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

      (b) In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, or twenty (20) days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of shares of Series B Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series B Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Stock of such material change.

      4. Conversion Rights. The Series B Stock shall be convertible into common stock of the Corporation as follows:

      (a) Conversion. Subject to and upon compliance with the provisions of this paragraph 4, the holder of any shares of Series B Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series B Stock into fully paid and nonassessable shares of common stock of the Corporation at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

      (b) Conversion Price. Each share of Series B Stock shall be converted into a number of shares of common stock determined by dividing (i) the sum of (A) $22.00 plus (B) any dividends on such share of Series B Stock which such holder is entitled to receive, but has not yet received, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of common stock shall initially be issuable upon conversion of the shares of Series B Stock shall be $5.50. The Conversion Price shall be subject to adjustment as set forth in this paragraph 4. No payment or adjustment shall be made for any dividends on the common stock issuable upon such conversion.


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      (c)  Mechanics of  Conversion.  The holder of any shares of Series B Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made and such date is referred to herein as the "Conversion Date." Subject to the provisions of this paragraph 4, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series B Stock to the Corporation or any transfer agent of the Corporation), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of common stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of common stock as provided in this paragraph 4. Subject to the provisions of this paragraph 4, the person in whose name the certificate or certificates for common stock are to be issued shall be deemed to have become a holder of record of such common stock on the applicable Conversion Date. Upon conversion of only a portion of the number of
shares  covered  by  a  certificate   representing  shares  of  Series  B  Stock
surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Stock representing the unconverted portion of the certificate so surrendered.

      (d) Fractional Shares. No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series B Stock. If more than one share of Series B Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Stock so surrendered. Instead of any fractional shares of common stock which would otherwise be issuable upon conversion of any shares of Series B Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to (i) that fractional interest multiplied by (ii) the sum of (A) $22.00 plus (B) any dividends on such share of Series B Stock which such holder is entitled to receive, but has not yet received.

      (e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series B Stock is issued (the "Original Issue Date") the Corporation effects a subdivision of the outstanding common stock without a corresponding subdivision of the Series B Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of common stock into a smaller number of shares without a corresponding combination of the Series B Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

      (f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the common stock issuable upon the conversion of the

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Series B Stock is changed  into the same or a different  number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph 4), in any such event each holder of Series B Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of common stock into which such shares of Series B Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

      (g) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the common stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person, as a part of such capital reorganization, provision shall be made so that the holders of the Series B Stock shall thereafter be entitled to receive upon conversion of the Series B Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of common stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 4 with respect to the rights of the holders of Series B Stock after the capital reorganization to the end that the provisions of this paragraph 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Stock) shall be applicable after that event and be as nearly equivalent as practicable.

      (h)   Sale of Shares Below Conversion Price.

      (i) If at any time or from time to time after the Original Issue Date and prior to July 31, 2003, the Corporation issues or sells, or is deemed by the express provisions of this paragraph 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock, and other than a subdivision or combination of shares of common stock, for an Effective Price (as defined below) less than the then effective Conversion Price, then and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

      (1) the numerator of which shall be (A) the number of shares of common stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of common stock which the Aggregate Consideration received (as defined below) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and


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      (2) the denominator of which shall be the number of shares of common stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

      (ii) For the purposes of the preceding sentence, the number of shares of common stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of common stock outstanding, (B) the number of shares of common stock into which the then outstanding shares of Series B Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of common stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

      (iii) For the purpose of making any adjustment required under this paragraph 4(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the "Aggregate Consideration") shall be defined as:
(A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

      (iv) For the purpose of the adjustment required under this paragraph 4(h), if the Corporation issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

      (1) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

      (2) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or

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obligations  evidenced by such  Convertible  Securities);  provided  that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

      (3) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

      (4) No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of the Series B Stock.

      (v) For the purpose of making any adjustment to the Conversion Price of the Series B Stock required under this paragraph 4(h), "Additional Shares of Common Stock" shall mean all shares of common stock issued by the Corporation or deemed to be issued pursuant to this paragraph 4(h) (including shares of common stock subsequently reacquired or retired by the Corporation), other than:

      (1) shares of common stock issued upon conversion of the Series B Stock or issued as a dividend on the Series A Stock, the Series B Stock, or common stock;


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      (2)  up to 8% of  total  outstanding  shares  of  common  stock  as of the
Original Issue Date issued in the form of common stock and/or options, warrants or other common stock purchase rights and the common stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation pursuant to stock option plans or other arrangements that are approved by the Board; and

      (3) shares of common stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date.

      (vi) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this paragraph 4(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this paragraph 4(h), for such Additional Shares of Common Stock.

      (i) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series B Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of common stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Stock, sufficient shares of common stock to provide for the conversion of all outstanding shares of Series B Stock.

      5. Voting Rights. Except as otherwise provided herein or by the Delaware Law, on all matters submitted to a vote of the stockholders of the Corporation, the Common Stock, the Series A Stock, and the Series B Stock shall vote together as a single class, and the holders of the Series B Stock may act by written consent in the same manner as the Common Stock. At every meeting of the stockholders of the Corporation, every holder of Series B Stock shall have three votes for each share of Series B stock held by such holder.

      6.    Redemption.

      (a) The Corporation, by resolution of its Board of Directors, may, at any time and from time to time on or after July 31, 2004, redeem the Series B Stock, in whole or in part, by paying to the holders thereof for each share of Series B Stock a price equal to $26.85 per share, plus all dividends accrued and unpaid thereon to the date fixed for redemption. If only a portion of Series B Stock then outstanding is to be redeemed at a given time, the Corporation shall select the shares to be redeemed in whatever reasonable manner its Board of Directors determines. The Corporation shall give notice in writing of its election to redeem any Series B Stock not less than thirty (30) nor more than sixty (60) days prior to the date designated as the date for the redemption, to the holders of record of Series B Stock to be redeemed, addressed to them at their respective addresses appearing on the books of the Corporation. Prior to the date of redemption specified in the notice, a holder may elect to convert the holder's Series B Stock into shares of common stock in accordance with the

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procedures for  conversion  set forth in paragraph 4 hereof.  If a holder called for redemption does not convert such holder's Series B Stock prior to the redemption date, on and after the date of redemption specified in the notice, the holder of Series B Stock called for redemption shall be entitled to receive for Series B Stock called for redemption the redemption price of such stock, upon presentation and surrender of the certificate or certificates for Series B Stock held by the holder, properly endorsed in blank for transfer or accompanied by proper instruments of assignment signed in blank.

      (b) A holder of Series B Stock may, at any time and from time to time on or after July 31, 2004, require the Corporation to redeem the Series B Stock held by the holder, at a price equal to $26.85 per share, plus all dividends accrued and paid thereon to the date fixed for redemption. A holder may only require the Corporation to redeem up to 50% of such holder's Series B Stock in any twelve month period. The holder shall give notice in writing of his election to require the Corporation to redeem the Series B Stock held by the holder not less than sixty (60) nor more than ninety (90) days prior to the date designated as the date for the redemption, to the Corporation, at its principal office. On and after the date of redemption specified in the notice, the holder of Series B Stock put for redemption shall be entitled to receive for Series B Stock put for redemption the redemption price of such stock, upon presentation and surrender of the certificate or certificates for Series B Stock held by the holder, properly endorsed in blank for transfer or accompanied by proper instruments of assignment signed in blank.

      (c) Unless the Corporation defaults in paying the redemption price pursuant to this paragraph 6, from and after the date of redemption specified in the notice (1) all dividends upon Series B Stock called or put for redemption shall cease, and (2) all rights of the holders of Series B Stock called or put for redemption as stockholders in the Corporation shall cease, except for the right to receive the redemption price of the shares on and after the redemption date without interest.

      7. No Other Rights or Preferences. The Series B Stock shall have no other rights or preferences other than set forth herein.

      IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Corporation as of the 30th day of July, 2001.

                                  First Southern Bancshares, Inc.

                                  By: /s/ Robert C. Redd
                                        ----------------------------------------
                                          Robert C. Redd
                                          President and Chief Executive Officer


ATTEST:
/s/ M. Kaye Townsend
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M. Kaye Townsend, Secretary


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